Exhibit 10.26

REAL ESTATE PURCHASE AGREEMENT

by and between

THE OXFORD FUND/ORLANDO, L. P.,

a Pennsylvania limited partnership,

as “Seller”

and

BC DEVELOPMENT CO., LLC,

a Missouri limited liability company,

as “Buyer”

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9.3	ASSIGNMENT BY BUYER	23
9.4	WAIVER	23
9.5	GOVERNING LAW	23
9.6	COUNTERPARTS	23
9.7	NOTICES	24
9.8	INTENTIONALLY OMITTED	24
9.9	IRS REAL ESTATE SALES REPORTING	25
9.10	TIME PERIODS	25
9.11	MODIFICATION OF AGREEMENT	25
9.12	FURTHER INSTRUMENTS	25
9.13	DESCRIPTIVE HEADINGS; WORD MEANING	25
9.14	BUSINESS DAY	25
9.15	CONSTRUCTION OF AGREEMENT	25
9.16	SEVERABILITY	25
9.17	EXCLUSIVITY	26
9.18	SECTION 1031 EXCHANGE	26

SCHEDULE OF EXHIBITS

EXHIBIT “A”	LEGAL DESCRIPTION
EXHIBIT “B”	LIST OF PERSONAL PROPERTY
EXHIBIT “C”	INTENTIONALLY OMITTED
EXHIBIT “D”	LIST OF CURRENT PROPERTY CONTRACTS
EXHIBIT “E”	FORM OF DEED
EXHIBIT “F”	BILL OF SALE AND ASSIGNMENT
EXHIBIT “G”	PROPERTY INFORMATION
EXHIBIT “H”	FORM OF EASEMENT ESTOPPEL
EXHIBIT “I”	FORM OF IRREVOCABLE NOTICE

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REAL ESTATE PURCHASE AGREEMENT

THIS REAL ESTATE PURCHASE AGREEMENT (this “Agreement”) is entered into as of the 2nd day of August, 2010 (the “Effective Date”), by and between The Oxford Fund/Orlando, L. P., a Pennsylvania limited partnership (“Seller”), and BC DEVELOPMENT CO., LLC, a Missouri limited liability company or its assigns (“Buyer”), for the purchase of certain real property more particularly described herein.

ARTICLE 1 - SALE OF PROPERTY

1.1 Property To Be Sold. Subject to the terms and provisions hereof, Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller upon the terms and conditions of this Agreement:

1.1.1 All of the land described and/or shown on Exhibit “A” attached hereto, together with all privileges, rights, easements and appurtenances belonging to such land, including without limitation, all right, title and interest (if any) of Seller in and to any streets, alleys, passages, usufructs and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller in all mineral and development rights appurtenant to such land (collectively, the “Land”).

1.1.2 All buildings, structures and other improvements and all fixtures, systems and facilities, if any, owned by Seller and located on the Land (the “Improvements”).

1.1.3 All equipment, machinery, signs and other tangible personal property of every kind and nature, if any, owned by Seller and installed, located or situated on or used in connection with the operation of the Land or Improvements, including, without limitation, sculptures, paintings, artwork, and the personal property listed on Exhibit “B” attached hereto (collectively, the “Personal Property”).

1.1.4 All of Seller’s rights in the lease between Seller and the United States of America (the “Tenant”), dated February 12, 2007, (as amended, the “Lease”), and any leases that may be subsequently entered into in accordance with this Agreement, and including Seller’s rights to any tenant deposit held by Seller (the “Tenant Deposit”) pursuant to the Lease.

1.1.5 All of Seller’s right, title and interest, if any, in all intangible assets of any nature relating to the Land, the Improvements or the Personal Property, including, without limitation, all of Seller’s right, title, and interest in all (i) warranties and guaranties relating to the Improvements or Personal Property in the possession of Seller, (ii) all use, occupancy, building and operating licenses, permits, approvals, and development rights (iii) any trade name or names used or utilized in connection with the Land and Improvements, (iv) all plans and specifications related to the Land and Improvements, in each case to the extent that Seller has possession of same and may legally transfer the same unilaterally (the “Intangible Property”).

1.1.6 All of Seller’s rights, if any, in all service contracts (other than management and leasing contracts) affecting the Land or Improvements as set forth on Exhibit “D” attached hereto (the “Property Contracts”), to the extent Buyer assumes the same in accordance with Section 4.4.2 below.

1.1.7 All rights, which the Seller may have, if any, in and to any Tenant data, telephone numbers and listings, all master keys and keys to common areas, all good will, if any, and any and all other rights, privileges and appurtenances owned by Seller and related to or used in connection with the existing business operation of the Land and Improvements (the “Miscellaneous Property”).

1.1.8 The Land and Improvements are hereinafter sometimes referred to collectively as the “Real Property” and the Real Property, Personal Property, Leases, Tenant Deposits, Intangible Property, the Property Contracts and the Miscellaneous Property, are hereinafter sometimes referred to collectively as the “Property.”

1.2 Purchase and Sale. Buyer agrees to purchase from Seller and Seller agrees to sell to Buyer all of Seller’s right, title and interest in and to the Property, on the terms and conditions set forth in this Agreement.

1.3 Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be Thirteen Million Eight Hundred Thousand and No/100 Dollars ($13,800,000.00). The Purchase Price shall be paid to Seller by Buyer on the Closing Date (defined in Section 1.5), plus or minus all adjustments or credits as set forth herein, by wire transfer of immediately available federal funds.

1.4 Deposit. Within three (3) business days after the Effective Date, Buyer shall deliver to Chicago Title Insurance Corporation, 830 East Main Street, Suite 1600, Richmond, VA 23219, Attn: Chris Newman (“Escrow Holder”), a good faith deposit in the amount of Seventy Five Thousand and No/100 Dollars ($75,000.00) (the “Initial Deposit”), and within three (3) business days following the expiration of the Due Diligence Period (defined in Section 3.2), assuming Buyer has not previously terminated this Agreement, Buyer shall deliver to Escrow Holder an additional good faith deposit (“Additional Deposit”) of One Hundred Twenty Five Thousand and No/100 Dollars ($125,000.00). The Initial Deposit and the Additional Deposit shall be collectively referred to herein as the “Deposit”. The Deposit shall be held in an insured, interest-bearing account with interest accruing for the benefit of Buyer. The Deposit (and any interest earned thereon) shall be applied to the Purchase Price if the Closing occurs. Unless Buyer shall have timely delivered its Disapproval Notice as provided in Section 3.4 hereof, upon the expiration of the Due Diligence Period (as defined in Section 3.2 hereof) the Deposit shall automatically become nonrefundable to Buyer unless escrow fails to close solely due to one or more of the following (i) Seller’s default as described in Section 6.2 of this Agreement, (ii) a failure of a material representation or warranty by Seller to be substantially true and correct as of the Closing, (iii) a failure of a condition precedent set forth in Section 5.4, (iv) a casualty or condemnation affecting a material portion of the Real Property, or (v) as otherwise expressly provided in this Agreement [(i) through (v) being collectively referred to as a “Non-Buyer Failure”)], and the Deposit shall constitute liquidated damages to Seller if escrow fails to close as a result of Buyer’s default as provided in Section 6.1 below. In the event Buyer shall elect to terminate this Agreement in accordance with its terms, the Deposit (and any interest earned thereon) shall be returned to Buyer as provided in Section 3.5 below.

1.

1.5 Closing Date.

1.5.1 The Closing shall take place on or before 2:00 p.m. EST on September 30, 2010 (the “Closing Date”) through an escrow opened with Escrow Holder. Notwithstanding the foregoing, Buyer has the right, upon not less than five (5) business days’ prior written notice to Seller, to accelerate the Closing Date. In addition to the foregoing, Buyer and Seller may elect to hold the Closing at such other place and on such other later date as Buyer and Seller may mutually agree in writing. For purposes of this Agreement “Close of Escrow” or “Closing” means the date and time Escrow Holder disburses funds in accordance with this Agreement and is irrevocably committed to record the Deed (defined in Section 5.6.1).

1.5.2 Notwithstanding anything to the contrary in the foregoing Section 1.5.1, Buyer shall have the right to unilaterally extend the Closing Date for up to four (4) additional seven (7) consecutive calendar day periods beyond the Closing Date provided in Section 1.5.1 above. In order to exercise this right to extend the Closing Date for any such seven (7) consecutive calendar day period, not later than two (2) business days prior to the applicable Closing Date (as the same may be extended in accordance herewith) Buyer shall provide written notice to the Seller of its election to extend the Closing Date for an additional seven (7) consecutive calendar days (“Closing Extension Notice”) and simultaneously deliver to Escrow Holder the sum of Twenty Five Thousand and No/100 Dollars ($25,000.00) (the “Closing Extension Deposit”). Any Closing Extension Deposits shall be deemed part of the Deposit and shall be applied to the Purchase Price if the Closing occurs. If Closing does not occur all Extension Deposits shall be retained by Seller unless the failure to close on the purchase of the Property results from a Non-Buyer Failure.

2.

ARTICLE 2 - TITLE AND SURVEY

2.1 Title and Survey. During the Due Diligence Period (defined in Section 3.2), Buyer, at Buyer’s cost and expense, may obtain a preliminary title report or commitment (the “Preliminary Report”, which Preliminary Report will be based upon the prior title insurance policy issued to Seller by Escrow Holder’s affiliate, Lawyers Title Insurance Corporation) from Escrow Holder (referred to in such capacity herein as, the “Title Company”), together with legible copies of all recorded encumbrances and exceptions to title as well as an existing survey, if any, from Seller. Buyer shall, at its option and at its expense, (i) conduct UCC searches covering Seller and the Property (the “UCC Searches”) and (ii) order an update of the existing survey of the Real Property by a licensed surveyor or registered professional engineer (the “Survey”).

2.2 Review of the Preliminary Report, Survey and UCC Searches; Objection; Approval or Termination. On or before the last day of the Due Diligence Period (defined in Section 3.2), Buyer may deliver to Seller a written notice (the “Title Objection Notice”) setting forth any matters shown on the Preliminary Report, Survey or UCC Searches to which Buyer objects and requires be eliminated, (the “Title Objections”). Buyer may make its determination of whether any of the matters contained in the Preliminary Report, Survey or UCC Searches (as applicable) are appropriate or are objectionable in its sole but reasonable discretion. Buyer’s failure to give the Title Objection Notice in a timely manner shall be deemed to constitute Buyer’s approval of matters disclosed in the Preliminary Report, Survey, or UCC Searches (as applicable) and this Agreement shall remain in full force and effect. If Buyer delivers a Title Objection Notice in a timely manner, Seller shall have five (5) business days from the receipt of the Title Objection Notice (the “Seller’s Response Period”) to provide Buyer with written notice of Seller’s election to remove or otherwise cure to Buyer’s reasonable satisfaction all or a portion of the Title Objections prior to the Closing (“Seller Response Notice”); provided however, and notwithstanding Buyer’s inclusion or lack thereof in any Title Objection Notice, Seller shall be obligated to eliminate all monetary liens or similar encumbrances, and any exceptions created or consented to by Seller after the Effective Date (collectively, the “Required Cure Items”), unless approved in writing by Buyer, which Seller shall cause to be released at Closing. With the exception of the Required Cure Items, if Seller fails to deliver the Seller Response Notice within the Seller Response Period (or if the Seller Response Notice indicates certain Title Objections which Seller elects to not remove or cure), then Seller shall be deemed to have elected to not cure any of the Title Objections. If Seller timely delivers notice of election not to cure a disapproved item, or is deemed to have done so as provided above, then Buyer may either (i) elect to terminate this Agreement, or (ii) waive in writing its prior disapproval of such item and accept title subject to such previously disapproved item, in either case by delivering notice of Buyer’s election to Seller within five (5) business days after the receipt of the Seller Response Notice (the “Buyer Response Period). If Buyer fails to deliver its notice as provided in the preceding sentence within the Buyer Response Period, Buyer shall be deemed to have approved of Seller’s Response Notice and this Agreement shall remain in full force and effect. If this Agreement is terminated pursuant to this Section 2.2, the provisions of Section 3.5 shall apply. Any matter which is shown on the Preliminary Report, Survey or UCC Searches and which is not included in Buyer’s Title Objection Notice, together with any matter which is included in such Title Objection Notice but is thereafter waived or deemed waived by Buyer pursuant to this Section 2.2, are collectively called the “Accepted Title Matters”.

2.3 Required Title Condition. Title to the Property shall be conveyed to Buyer subject only to the following permitted encumbrances (the “Required Title Condition”): (a) current, non-delinquent real estate taxes and assessments, (B) the Accepted Title Matters, (c) the Lease, (d) any other matters approved in writing, or caused, by Buyer.

ARTICLE 3 - INSPECTION AND DUE DILIGENCE PERIOD

3.1 Access. From and after the Effective Date through the Closing, Buyer, personally or through its authorized agent or representatives, shall be entitled, upon reasonable advance notice to Seller (and at all times strictly in accordance with the terms of the Lease), to enter upon the Property during normal business hours and shall have the right to make such investigations, including Tenant interviews, appraisals, engineering studies, soil tests, environmental studies and underwriting analyses, as Buyer deems reasonably necessary or advisable. Buyer shall have the right to conduct a Phase I environmental site assessment, and, if necessary and agreed to in writing by Seller, a Phase II environmental site assessment (including soils borings, soil sampling and, if relevant, ground water testing, with respect to the Property). Buyer’s activities at the Property shall be conducted diligently, at all times in accordance with the Lease and in such a manner so as not to unreasonably interfere with the occupancy of the Tenant or its employees, licensees or invitees. Regarding Buyer’s investigations, in addition to the forgoing:

a. Prior to its conduct of any inspection activities, Buyer must deliver evidence satisfactory to Seller that Buyer has insurance for its proposed inspection activities, in amounts and with coverages that are substantially the same as those maintained by Seller or in such lesser amounts or with such lesser coverages as are reasonably satisfactory to Seller, and that Seller and the Tenant have been named as additional insureds with respect to said insurance coverages;

b. Buyer must notify Seller not less than three (3) business days in advance of Buyer’s plans to conduct tests so that Seller may be present during the tests;

c. if the Land or Improvements are altered or otherwise affected physically because of Buyer’s inspections, Buyer must return the Land or Improvements to their pre-inspection condition immediately after the alteration occurs;

d. Buyer must deliver to Seller copies of all inspection reports that Buyer prepares or receives from third-party consultants or contractors within three (3) days after their preparation or receipt by Buyer;

e. Buyer must abide by any other reasonable entry rules imposed by Seller or the Tenant;

f. Seller shall, at Seller’s cost and expense, turn on, run and maintain, without any interruption in service, electrical power and all utilities to the Property (to the extent the Seller is permitted access to the same) to facilitate Buyer’s testing and investigations;

g. Buyer will indemnify, defend, and hold Seller harmless from any loss, reasonable attorney’s fees, expenses and claims of whatsoever nature arising out of or relating to Buyer’s investigation of the Land or Improvements, except remediation of existing conditions discovered by Buyer’s inspections. The obligations of Buyer under this provision will survive termination of this Agreement and Closing; and

h. Buyer releases Seller and those persons acting on Seller’s behalf from all claims and causes of action (including claims for attorney’s fees and court and other costs) resulting from Buyer’s investigation of the Land or Improvements.

3.

3.2 Due Diligence Period. Buyer shall have from the Effective Date until 5:00 p.m. EST on September 17, 2010 (the “Due Diligence Period”) to physically inspect the Property, review the economic data, underwrite the Tenant and review the Lease, conduct appraisals, perform examinations of the physical condition of the Improvements, examine the Property for the presence of Hazardous Materials (defined in Section 4.2.2), and to otherwise conduct such due diligence review of the Property and all of the items to be furnished by Seller to Buyer pursuant to Section 3.3 below, and all records and other materials related thereto as Buyer deems appropriate.

3.3 Items to be Provided by Seller. To the extent within Seller’s possession, Seller shall deliver to Buyer (by electronic or overnight delivery) accurate and complete copies of all of the information set forth on Exhibit “G” attached hereto and incorporated herein (“Property Information”). In addition to the foregoing deliveries, Seller shall make available to Buyer for inspection and copying at Seller’s offices located at One Oxford Centre, Pittsburgh, Pennsylvania 15219 the originals of any of the Property Information and any and all other documents, instruments, studies, reports, surveys, maps, files, correspondence (including without limitation, Tenant correspondence files), reports and other materials related to the Property and not included in the Property Information. Seller agrees to make available to Buyer new Property Information as it becomes available. Where financial statements are required, Buyer, at its sole cost and expense, shall have the right (but not the obligation) to have its auditor, BDO Seidman, LLP, or another qualified auditor of Buyer’s choosing conduct an audit of the property financial statements and other information.

3.4 Buyer’s Possible Early Termination. Buyer shall have the right to approve in Buyer’s sole and absolute discretion, the Property, the Property Information, the Preliminary Report, the Survey, the UCC Searches, or any other matter whatsoever regarding the Property. At any time prior to the expiration of the Due Diligence Period, Buyer may provide written notice to Seller and Escrow Holder disapproving the Property (“Disapproval Notice”). Upon the giving of a Disapproval Notice, this Agreement shall automatically terminate subject to the provisions of Section 3.5. Buyer’s failure to provide a Disapproval Notice prior to the expiration of the Due Diligence Period shall be deemed Buyer’s approval of the Property.

4.

3.5 Consequences of Buyer’s Early Termination. Upon the giving of a Disapproval Notice, this Agreement shall immediately terminate, and the parties shall be released from all further obligations under this Agreement (except with respect to the provisions set forth in Sections 3.1 (a), (c), (d), (e), (g) and (h), as well as any other provisions that by their terms survive a termination of this Agreement); provided, however, that if Seller is in default hereunder at the time of such termination, Section 6.2 shall additionally apply. Provided Buyer is not then in default under the terms of this Agreement, Escrow Holder shall pay the entire Deposit (and any interest earned thereon) to Buyer not later than one (1) business day following receipt of Buyer’s Disapproval Notice (or as soon as practicable after the then-current investment of the Deposit is liquidated).

ARTICLE 4 - REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1 Seller’s Representations. Except as otherwise disclosed in writing to Buyer, Seller warrants and represents to Buyer as follows:

4.1.1 Seller is a duly formed and validly existing limited partnership organized under the laws of the Commonwealth of Pennsylvania. Seller has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Seller have been (or shall be on or prior to Closing) duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement or instrument to which Seller is a party.

4.1.2 Seller has good and marketable title to the Property. There are no outstanding rights of first refusal, rights of reverter or options to purchase relating to the Property or any interest therein. To Seller’s knowledge, other than the Lease there are no unrecorded or undisclosed documents or other matters which affect title to the Property. Subject to the Lease, since it commenced ownership of the Property Seller has enjoyed the continuous and uninterrupted quiet possession, use and operation of the Property, without material complaint or objection by any person.

4.1.3 Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

4.1.4 Neither Seller nor any of its partners, members, shareholders or other equity owners is a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

4.1.5 No authorization, consent, and approval of a governmental authority is required for Seller’s performance of its obligations hereunder with respect to the Closing herein described to occur except for the consent of the government tenant occupying the Property pursuant to the Lease.

4.1.6 There are no actions, suits or proceedings pending, or, to the best of Seller’s knowledge, threatened (a) affecting Seller, which if determined adversely, would affect its ability to perform its obligations hereunder; or (b) against any portion of the Property.

4.1.7 Seller has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors, (c) suffered the appointment of a receiver to take possession of all or substantially all of Seller’s assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally.

4.1.8 To the best of Seller’s knowledge, neither the execution, delivery or performance of this Agreement nor compliance herewith (a) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (i) the articles of incorporation and by-laws or other organization certificate and/or partnership or operating agreement of Seller, or (ii) any law or any order, writ, injunction or decree of any court or governmental authority, or (b) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument.

4.1.9 Seller has not entered into any material commitments or agreements with any governmental authorities or agencies affecting the Property except as provided in the Property Information.

4.1.10 There is no pending, threatened or contemplated condemnation proceeding relating to the Property to the best of Seller’s knowledge, and Seller has received no written notice from any governmental agency or official to the effect that any such proceeding is contemplated.

4.1.11 Seller has delivered or made available to Buyer a complete copy of the Lease and other occupancy agreements affecting the Property, if any. The Lease is in full force and effect. Seller is “landlord” or “lessor” under the Lease. Neither Seller nor the Tenant is in default under the Lease and to the best of Seller’s knowledge there exists no condition or circumstance or written notice of any condition or circumstance which, with the passage of time, would constitute a default of either Seller or the Tenant under the Lease. The Tenant is not asserting any claim of offset or other defense in respect of its or Seller’s obligations under the Lease, and there are no unresolved disputes relating to the calculation of additional rent under the Lease. There are no pending or incomplete tenant improvements and unpaid tenant improvement costs and leasing commissions with respect to the Lease and no pecuniary obligation to Tenant and brokers has vested or accrued and is owed by Seller, except that shall be fully completed and paid in full prior to Closing; provided, however, that Tenant has made preliminary inquiries verbally to Seller regarding Seller’s willingness to add automatic front door openers to, and to remove reception area benches from, the Property at the Tenant’s expense.

4.1.12 The financial statements of Property operations provided by Seller, including, but not limited to, statements of revenue and expenses, balance sheets and statements of cash flow are true, correct and complete in all material respects. Such financial statements present fairly, in all material respects, the information contained therein for the periods indicated therein. All expenses associated with Property operations have been recorded in Seller’s general ledger. Seller agrees to provide such other reasonable information requested by Buyer in writing provided such request may not delay the Closing.

4.1.13 Intentionally omitted.4.1.14 Seller has delivered or made available to Buyer true and complete copies of all contracts to which Seller is a party and affect the Property. Seller has not, within the last year, received any written notice of any default under any Property Contract or other such contract or agreement that has not been cured or waived. Any agreements for services connected with the Land or Improvements are oral in nature and are in place from “month-to-month”.

4.1.15 There are no debts or other liabilities or obligations relating to the Lease or the Property, including but not limited to tenant improvement costs and leasing commissions, vesting, accruing and/or arising prior to Closing which will be due or payable from or by Buyer except as set forth in the Lease.

4.1.16 Seller has not received any written notice from, and is otherwise aware of no grounds for, any association, declarant or easement holder requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any restrictions or covenants recorded against the Property.

4.1.17 Except as disclosed in the Property Information, to the best of Seller’s knowledge there are no material defects in the structural elements of the Improvements and all improvements (including, without limitation, machinery, equipment, electrical, plumbing, heating and air conditioning systems and equipment) located on the Property are in good mechanical working order, condition and repair, and are structurally safe and sound and have no material defect (reasonable wear and tear excepted), and, there is no material leak or material defect in any roof located upon the Property.

4.1.18 Seller has not received any written notice from, and is otherwise aware of no grounds for, any governmental agency requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any applicable federal, state, county or municipal law, code, rule or regulation (including those respecting the Americans With Disabilities Act), which has not been cured or waived.

4.1.19 The Property is properly zoned for its current use. There is no pending or threatened request, application or proceeding to alter or restrict the zoning or other use restrictions applicable to the Property which has been commenced or filed by Seller; to the best of Seller’s knowledge there is no plan, study or effort by any governmental authority or agency or any private party or entity that in any way affects or would affect the authorization of the current use and operation of the Property.

4.1.20 Seller has not received any written notice of an intention to revoke any certificate of occupancy, license, or permit issued in connection with the Property.

4.1.21 Seller has received no notice that the Property or any portion thereof contains any form of toxic mold.

4.1.22 To the best of Seller’s knowledge, there are no Hazardous Materials stored on, incorporated into, located on, present in or used on the Property in violation of, and requiring remediation under, any laws, ordinances, statutes, codes, rules or regulations as of the date of this Agreement or, upon the Close of Escrow hereunder, in existence on the Close of Escrow. For purposes of this Agreement, the term “Hazardous Materials” shall mean any substance which is or contains: (i) any “hazardous substance” as now or hereafter defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined the Recourse Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.); (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas: and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under any laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees now or hereafter enacted, promulgated, or amended, of the United States, the state, the county, the city or any other political subdivision in which the Property is located and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property or the use of the Property relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

4.1.23 To the best of Seller’s knowledge, there are no claims pending against, or unpaid bills payable by, Seller which would result in the creation of any lien on the Property for any improvements completed or in progress, including, but not limited to, water, sewage, street paving, electrical or power improvements. There are no delinquent bills or claims in connection with any repair of the Property or other work or material purchased by Seller in connection with the Property which will not be paid by or at the Close of Escrow or placed in escrow pursuant to the provisions of this Agreement.

4.1.24 No treatment has been undertaken by Seller with respect to termite or similar infestation, fungi, or dry rot on the Property other than normal periodic service, and to the best of Seller’s knowledge, there is no damage to any portion of the Property from termite or similar infestation, fungi or dry rot.

4.1.25 The Property is currently insured. Seller has received no notices or requests from any insurance company issuing any policy of insurance covering the Property requesting the performance of any work with respect to the Property or the Improvements located thereon which has not been fully complied with.

4.1.26 Intentionally omitted.

4.1.27 Seller represents that all real property taxes for the year immediately preceding the year of Closing have heretofore been paid.

4.1.28 Seller will not take or cause to be taken any action or fail to perform any obligation which would cause any of the representations or warranties contained in this Agreement to be untrue in any material respect as of the Close of Escrow. Seller shall immediately notify Buyer, in writing, of any event or condition known to Seller which occurs prior to the Close of Escrow hereunder, which causes a materially adverse change in the facts relating to, or the truth of, any of the representations or warranties.

All information given by Seller to Buyer in this Agreement or in connection with the transactions contemplated hereunder shall be true and accurate in every material respect as of the date hereof and at the Close of Escrow, and to its knowledge Seller has not failed to disclose any fact to Buyer necessary to make the statements herein or otherwise provided in connection with the transactions contemplated hereunder not misleading in any material respect and Seller has no knowledge or information of any facts, circumstances, or conditions that are inconsistent with the representations and warranties contained herein. Seller shall promptly inform Buyer in writing if there occurs any (i) material adverse change in the condition, financial or otherwise, of the Property, or the operation thereof, at any time prior to the Close of Escrow or (ii) if any information, document, agreement or other material delivered to Buyer is amended, superseded, modified or supplemented.

4.2 Buyer’s Representations. Buyer makes the following representations and warranties to Seller as follows:

4.2.1 Buyer is a duly formed and validly existing limited liability company in good standing under the laws of the State of Missouri.

4.2.2 Buyer has full right, power and authority and is duly authorized to enter into this Agreement and to perform each of these covenants on its part to be performed hereunder and to execute and deliver and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Buyer have been (or shall be on or prior to Closing) duly and validly authorized by all necessary action on the part of Buyer and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement or instrument to which Buyer is a party.

4.2.3 Neither Buyer nor any of its partners, members, shareholders or other equity owners is a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

4.2.4 No authorization, consent, and approval of a governmental authority is required for Buyer’s performance of its obligations hereunder with respect to the Closing herein described to occur except for the consent of the government tenant occupying the Property pursuant to the Lease.

4.2.5 There are no actions, suits or proceedings pending, or, to the best of Buyer’s knowledge, threatened affecting Buyer, which if determined adversely, would affect its ability to perform its obligations hereunder.

4.2.6 Buyer has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Buyer’s creditors, (c) suffered the appointment of a receiver to take possession of all or substantially all of Buyer’s assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally.

4.2.7 To the best of Buyer’s knowledge, neither the execution, delivery or performance of this Agreement nor compliance herewith conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (i) the articles of incorporation and by-laws or other organization certificate and/or partnership or operating agreement of Buyer, or (ii) any law or any order, writ, injunction or decree of any court or governmental authority.

4.3 Survivability of Representations and Warranties. The representations and warranties of Seller and Buyer set forth in this Agreement are made as of the Effective Date and the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing and shall survive the Closing for a period of six (6) months after the Closing Date.

4.4 Seller Covenants.

4.4.1 Leasing Activities. Except as set forth in Section 5.4 below, Seller shall not, from the Effective Date, enter into any new leases, enter into any modification or amendment to the Lease, or consent to any sublease under the existing Lease, in each case, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Seller shall, within fifteen (15) days of the Effective Date, commence the approval and novation process with the federal government tenant of the Property to the transfer of Seller’s rights in and to the Lease. Further Seller shall use its best efforts to obtain such approval and novation and shall execute such other documents as reasonably requested by Buyer to evidence and secure the assumption of the Lease.

4.4.2 Property Contracts. Seller shall not, from the Effective Date, enter into any new service contracts for the Property or modifications, renewals or terminations of any existing service contracts that would materially affect the Property after Closing, without the written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Effective at Closing, Seller shall terminate, at Seller’s expense, any and all Property Contracts unless Buyer provides written notice of Buyer’s election to assume any such contract, which notice must be provided prior to the expiration of the Due Diligence Period.

4.4.3 Conducting Business. At all times prior to Closing, Seller shall continue to (i) conduct business with respect to the Property in substantially the same manner in which said business has been heretofore conducted and (ii) insure the Property substantially as it is currently insured.

4.4.4 Encumbrances. At all times prior to Closing, Seller shall not sell, mortgage, pledge, encumber, hypothecate or otherwise transfer or dispose of all or any part of the Property or any interest therein without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed; and Seller shall not consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of the Property.

4.4.5 Monthly Operating Statements. Seller shall provide Buyer with a copy of the monthly operating statement for the operation of the Property on or before the ten (10) days after the end of each month commencing with the month during which the Effective Date occurs, and continuing for each full calendar month thereafter until the Closing Date.

4.4.6 Cooperation with Buyer’s Financing. At Buyer’s sole cost, Seller agrees to reasonably cooperate with Buyer’s financing, provide third-party agents of Buyer and Buyer’s financing with reasonable access to the Property, and comply with reasonable requests for documentation or affidavits regarding the operation, condition, and ownership of the Property.

4.4.7 Compliance with Laws and Regulations. Seller shall not knowingly take any action that would result in a failure to comply in all material respects with any applicable statute, rule, regulation and requirement of all federal, state and local jurisdictions (including commissions, board, bureaus and agencies) applicable to the Property, it being understood that Seller shall have the right to reasonably contest any of the same.

4.5 Indemnifications.

4.5.1 Seller’s Indemnity. In addition to any other applicable rights under this Agreement, Seller agrees to indemnify, defend and hold Buyer and its officers, directors, partners, members, agents, employees, affiliates, attorneys, heirs, successors and assigns (collectively, “Buyer’s Indemnified Parties”) harmless from and against any and all liabilities, liens, claims, damages, costs, expenses, suits or judgments paid or incurred by any of Buyer’s Indemnified Parties and all expenses related thereto, including, without limitation, court costs and reasonable attorneys’ fees arising out of or in any way connected or related to (i) the ownership, maintenance, or operation of the Property and arising from events or conditions that occur entirely prior to Closing, (ii) any breach or nonperformance by Seller of any material provision or covenant contained in this Agreement but only to the extent that actual out of pocket damages are incurred by Buyer solely as a result thereof, (iii) any liability arising because of a breach of lease or breach of contract related to the Property which occurred or arose or is alleged to have occurred or arisen entirely prior to Closing and which is due solely to actions taken by Seller. The indemnities set forth in this Section shall survive Closing for a period of six (6) months after the Closing Date; provided, however, that the indemnities set forth in this Section shall not apply to the extent of any item which by this Agreement specifically becomes the obligation of Buyer after the Closing pursuant to the terms and conditions of this Agreement.

4.5.2 Buyer’s Indemnity. In addition to any other applicable rights under this Agreement, Buyer agrees to indemnify, defend and hold Seller and its officers, directors, partners, members, agents, employees, affiliates, attorneys, heirs, successors and assigns (collectively, “Seller’s Indemnified Parties”) harmless from and against any and all liabilities, liens, claims, damages, costs, expenses, suits or judgments paid or incurred by any of Seller’s Indemnified Parties and all expenses related thereto, including, without limitation, court costs and reasonable attorneys’ fees arising out of or in any way connected or related to (i) the ownership, maintenance, or operation of the Property and arising from events or conditions that occur entirely after the Closing, (ii) any breach or nonperformance by Buyer of any material provision or covenant contained in this Agreement, but only to the extent that actual out of pocket damages are incurred by Seller solely as a result thereof, (iii) any liability arising because of a breach of lease or breach of contract related to the Property which occurred or is alleged to have occurred entirely after Closing and which is due solely to actions taken by Buyer. The indemnities set forth in this Section shall survive Closing for a period of six (6) months after the Closing Date; provided, however, that the indemnities set forth in this Section shall not apply to the extent of any item that specifically remains the obligation of Seller after the Closing pursuant to the terms and conditions of this Agreement.

ARTICLE 5 - CLOSING

5.1 Escrow Holder. The Closing shall occur through the Escrow opened at the Escrow Holder named in Section 1.4. Escrow Holder is designated, authorized and instructed to act as Escrow Holder pursuant to the terms of this Agreement.

5.2 Escrow Instructions; Opening of Escrow. This Agreement shall constitute initial escrow instructions to Escrow Holder. The parties shall execute any additional escrow instructions reasonably required by Escrow Holder to consummate the transaction provided for herein (including Escrow Holder’s so-called “general provisions”); provided, however, such additional escrow instructions shall not modify the provisions of this Agreement. Within three (3) business days after the Effective Date, the parties shall open escrow by delivering three (3) executed originals of this Agreement, as well as Seller’s delivering of the Initial Deposit to Escrow Holder (“Opening of Escrow”). Upon receipt of the Agreement and the Initial Deposit, Escrow Holder shall acknowledge the Opening of Escrow as described below and its agreement to act as the Escrow Holder hereunder by: (a) executing the Consent of Escrow Holder attached hereto; (b) delivering a copy of the executed Consent to Seller and Buyer and (c) delivering one (1) original of the Agreement to Seller and one (1) original of the Agreement to Buyer at the address of Buyer’s counsel specified in Section 9.7.

5.2.1 Escrow Holder’s Investment Vehicle. The Escrow Holder may from time to time invest the Deposit and such other funds as are intended to be escrowed hereunder (the “Escrow Funds”) in a Bank of America Business Investment Account for the benefit of the Buyer or such other account as Buyer may direct in writing. Buyer’s Federal Tax Identification Number is listed after its signature. The Escrow Holder shall not be responsible for any loss, diminution in value or failure to achieve a greater profit as a result of such investments. Also, the Escrow Holder assumes no responsibility for, nor shall said Agent be held liable for, any loss occurring which arises from (i) failure of the depository institution, (ii) the fact that some banking instruments, including without limitation repurchase agreements and letters of credit are not covered by the Federal Deposit Insurance Corporation, or (iii) the fact that the amount of the Deposit may cause the aggregate amount of any depositor’s accounts to exceed $250,000 and that such excess amount is not insured by the Federal Deposit Insurance Corporation.

5.2.2 Escrow Holder’s General Provisions. The Escrow Holder is not a trustee for any party for any purpose, and is merely acting as a depository and in a ministerial capacity hereunder with the limited duties herein prescribed. The Escrow Holder may conclusively rely upon and act in accordance with any certificate, instructions, notice, letter, telegram, cablegram other written instrument believed to be genuine and to have been signed or communicated by the proper party or parties.

5.2.3 Indemnification of Escrow Holder. The Seller and Buyer shall indemnify, save, defend, keep and hold harmless the Escrow Holder from any and all loss, damage, cost, charge, liability, cost of litigation, or other expense, including without limitation attorney’s fees and court costs, arising out of its obligations and duties, including but not limited to (i) disputes arising or concerning amounts of money to be paid, (ii) persons to whom payments should be made or (iii) any delay in the electronic wire transfer of funds, as Escrow Holder, unless Escrow Holder’s actions constitute gross negligence or willful misconduct.

5.3 Closing. The Closing shall take place on the Closing Date set forth in Section 1.5, as the same may be extended, provided all conditions to the Closing have been satisfied or duly waived.

5.4 Conditions Precedent Favoring Buyer. In addition to any other conditions precedent in favor of Buyer as may be expressly set forth elsewhere in this Agreement, Buyer’s obligations under this Agreement are subject to the timely fulfillment of the conditions set forth in this Section 5.4 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or in part only, by written notice of such waiver from Buyer to Seller.

5.4.1 Seller performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Seller prior to or at the Closing.

5.4.2 On the Closing Date, all of the material representations and warranties of Seller set forth herein shall be substantially true, accurate and complete.

5.4.3 No later than three (3) business days prior to the Closing Date, Seller shall have obtained an estoppel certificate from the Tenant in a form , if any, required by the terms of the Lease (“Threshold Estoppel”) dated no earlier than sixty (60) days prior to Closing. The Threshold Estoppel shall be consistent with the Lease and shall not reveal any materially adverse matter or any claim of the same.

5.4.4 Intentionally omitted.

5.4.5 The Tenant will be in occupancy of the Land and Improvements, the Lease will be free from any default on the part of Seller, as landlord, or the Tenant, as tenant thereunder, and the Tenant shall be paying rent and be current in the payment of all rentals due under the Lease.

5.4.6 At Closing, the Title Company shall issue to Buyer an ALTA 2006 Owner’s Policy of Title Insurance (“Title Policy”) insuring Buyer’s fee simple title to the Property for the sum equal to the Purchase Price subject only to the standard exclusions from coverage contained in such policy, conforming to the Required Title Condition set forth in Section 2.3 above.

5.4.7 There shall have been no material adverse change in the physical condition of the Property from the end of the Due Diligence Period through the Closing Date, normal wear and tear excepted.

5.4.8 If applicable, Seller shall have delivered an estoppel certificate in substantially the same form as Exhibit “H” attached hereto and incorporated by reference from the party, if any, entitled to enforce any restrictive covenants encumbering the Property, confirming that there are no unpaid assessments or defaults under such restrictive covenants.

The conditions set forth in this Section 5.4 are solely for the benefit of Buyer and may be waived only by Buyer. At all times Buyer has the right to waive any condition by giving written notice of such waiver to Seller and Escrow Holder. Such waiver or waivers must be in writing to Seller. If Buyer notifies Seller of a failure to satisfy the conditions precedent set forth herein, Seller may, within five (5) days after receipt of Buyer’s notice, agree to satisfy the condition by written notice to Buyer, and Buyer shall thereupon be obligated to close the transaction provided (i) Seller so satisfies such condition and (ii) no such right to cure shall extend the Close of Escrow. If Seller fails to agree to cure or fails to cure such condition by the Close of Escrow, this Agreement shall be automatically terminated, the Deposit (and any interest earned thereon) shall immediately be returned to Buyer without any further action required from either party and neither party shall have any continuing obligations hereunder; provided, however, if such failure constitutes a breach or default of its covenants, representations or warranties Seller shall remain liable for such breach or default as otherwise set forth in this Agreement.

5.5 Conditions Precedent Favoring Seller. In addition to any other condition precedent in favor of Seller as may be expressly set forth elsewhere in this Agreement, Seller’s obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 5.5 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or part only by written notice of such waiver from Seller to Buyer.

5.5.1 Buyer performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Buyer prior to or at the Closing.

5.5.2 On the Closing Date, all of the representations of Buyer set forth in this Agreement shall be true, accurate and complete.

The conditions set forth in this Section 5.5 are solely for the benefit of Seller and may be waived only by Seller. At all times Seller has the right to waive any condition by giving written notice of such waiver to Buyer and Escrow Holder. Such waiver or waivers must be in writing to Buyer. If Seller notifies Buyer of a failure to satisfy the conditions precedent set forth herein, Buyer may, within five (5) days after receipt of Seller’s notice, agree to satisfy the condition by written notice to Seller, and Seller shall thereupon be obligated to close the transaction provided (i) Buyer so satisfies such condition and (ii) no such right to cure shall extend the Close of Escrow. If Buyer fails to agree to cure or fails to cure such condition by the Close of Escrow, this Agreement shall be automatically terminated, the Deposit (and any interest earned thereon) shall immediately be returned to Seller without any further action required from either party and neither party shall have any continuing obligations hereunder; provided, however, if such failure constitutes a breach or default of its covenants, representations or warranties Buyer shall remain liable for such breach or default as otherwise set forth in this Agreement.

5.6 Seller’s Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Buyer, at Seller’s sole expense, each of the following items:

5.6.1 A special warranty deed (the “Deed”) duly executed and acknowledged by Seller, substantially in the form attached hereto as Exhibit “E”.

5.6.2 A bill of sale, general assignment and assignment and assumption of lease (the “Bill of Sale and Assignment”) substantially in the form attached hereto as Exhibit “F” which shall transfer, convey, sell, assign and set over to Buyer all of Seller’s right, title and interest in and to the Personal Property, Lease, Tenant Deposit, Property Contracts, Intangible Property and Miscellaneous Property, if any.

5.6.3 Originals of the Lease or any occupancy agreements (with all amendments and modifications thereto) in Seller’s possession or control relating to the Property, together with the Threshold Estoppel required under Section 5.4.3 of this Agreement.

5.6.4 All keys in Seller’s possession to all locks on the Property and all documents in the possession of Seller pertaining to the Tenant’s occupancy of the Property.

5.6.5 A non-foreign person affidavit sworn to by Seller as required by Section 1445 of the Code.

5.6.6 Such evidence, documents, affidavits and indemnifications as may be reasonably required by the Title Company as a precondition to the issuance of the Title Policy relating to: (i) mechanics’ or materialmen’s liens; (ii) parties in possession; (iii) the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Property; or (iv) any other matter reasonably required to enable the Title Company to issue the Title Policy and endorsements thereto.

5.6.7 Originals (or copies, if originals are not within Seller’s possession) of all Property Contracts assumed by Buyer including all permits, licenses, approvals, plans, specifications, guaranties and warranties.

5.6.8 A duly executed closing statement reflecting the adjustments and prorations required by this Agreement (the “Closing Statement”).

5.6.9 An irrevocable notice in substantially the same form as Exhibit “I” attached hereto, which shall be duly executed by Seller and the depository institution in which Seller regularly deposits rents from the Property and whereby Seller instructs the depository institution to immediately disburse rents received from the Property following Closing to an account of Buyer.

5.6.10 Such evidence or documents as may reasonably be required by Buyer evidencing the power and authority of the Seller and its respective partners and the due authority of, and execution and delivery by, any person or persons who are executing any of the documents required in connection with the sale of the Property.

5.6.11 Such other instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.

5.7 Buyer’s Deliveries. At the Closing, Buyer shall deliver to Seller the following items:

5.7.1 Immediately available federal funds sufficient to pay the Purchase Price (less the Deposit and any interest earned thereon) and Buyer’s share of all escrow costs and closing expenses.

5.7.2 Duly executed and acknowledged originals of the Bill of Sale and Assignment and the Closing Statement.

5.7.3 Such evidence or documents as may reasonably be required by the Title Company evidencing the status and capacity of Buyer and the authority of the person or persons who are executing the various documents on behalf of Buyer in connection with the purchase of the Property.

5.7.4 Such evidence or documents as may reasonably be required by Seller evidencing the power and authority of the Buyer and the due authority of, and execution and delivery by, any person or persons who are executing any of the documents required in connection with the purchase of the Property by Buyer.

5.7.5 An owner’s affidavit and “gap” indemnity in such a form as the Escrow Holder may reasonably require.

5.7.6 The notice referred to in Section 5.6.9 above.

5.7.7 Such other instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.

5.8 Costs, Prorations and Credits.

5.8.1 Closing Costs. Buyer and Seller shall each pay their own legal fees related to the preparation of this Agreement and all documents required to settle the transaction contemplated hereby. Buyer shall pay (i) all title insurance premiums and title examination costs, including the cost of any lender’s policy and all endorsements thereon and on any owner’s policy, (ii) all costs associated with its investigation of the Property, including without limitation the cost of appraisals, architectural, engineering, credit and environmental reports, (iii) fifty percent (50%) of all escrow charges, and (iv) all costs and taxes which relate to the recording of any mortgage of Buyer. Seller shall pay (i) any transfer tax assessed for the recording of the Deed, and (ii) fifty percent (50%) of all escrow charges (but not to exceed $250.00). All other customary purchase and sale closing costs shall be paid by Seller or Buyer in accordance with the custom in the jurisdiction where the Property is located.

5.8.2 Prorations. The following shall be prorated, credited, debited and adjusted between Seller and Buyer as of 12:01 a.m. on the Closing Date (except as otherwise provided) in accordance with this section. For purposes of calculating prorations, Buyer shall be deemed to be in title to the Property, and therefore entitled to the income and responsible for the expenses, for the entire day upon which the Closing occurs; provided, however, that should the Closing not be concluded prior to 2:00 p.m. EST on the Closing Date, for purposes of this Section 5.8.2 the

Closing will be deemed to have occurred on the next succeeding business day. Notwithstanding anything herein to the contrary, in the event Tenant pays its monthly lease payments in arrears, Seller shall be credited at Closing with any accrued but unpaid rents in accordance with this section, and Buyer shall be entitled to any Tenant rents paid in arrears for which Seller has received a corresponding credit. The provisions contained in this section shall not be deemed to be merged into or waived by the instruments of Closing and shall survive the Closing.

(a) Current Rent. Tenant’s rent, including payments for taxes, utilities, maintenance, operating expenses, or insurance, or additional charges of any other nature (collectively “Rent”), based on a rental statement prepared by Seller and approved by Buyer.

(b) Security Deposit, Unpaid Rent Concessions, Unpaid Tenant Improvement Allowances and Other Tenant Credits. The amount of any unapplied tenant security deposit, any accrued interest due the Tenant thereon, any unpaid rent concessions then due and owing under the Lease, any unpaid tenant improvement allowances then due and owing under the Lease and the amount of any other credits then due and owing to the Tenant shall be credited to Buyer.

(c) Unpaid Rents. Seller shall be entitled to all unpaid rents for the period prior to Closing and Buyer shall be entitled to all unpaid rents from the date of Closing and thereafter. Any sums received by Buyer to which Seller is entitled shall be held in trust for Seller on account of such unpaid rents payable to Seller, and Buyer shall remit to Seller any such sums received by Buyer to which Seller is entitled within three (3) business days after receipt thereof. Seller expressly agrees that if Seller receives any unpaid rents after the Closing Date which are attributable, in whole or in part, to any period after the Closing Date, and which unpaid rents are not otherwise captured by Section 5.6.9 of this Agreement, Seller shall remit to Buyer that portion of the unpaid rents so received by Seller to which Buyer is entitled within three (3) business days after receipt thereof. The provisions contained in this Section 5.8.2(c) shall not be deemed to be merged into or waived by the instruments of Closing and shall survive the Closing.

(d) Intentionally omitted.

(e) Property Contracts. Prepaid charges in connection with any Property Contracts that Buyer elects to assume, or licenses or permits, shall be credited to Seller. Accrued charges in connection with such Contracts, or licenses or permits, shall be credited to Buyer.

(f) Private Assessments. Payments due under any assessments imposed by private covenant shall be prorated as of the Closing.

(g) Utilities. Except to the extent such items are the responsibility of the Tenant, prepaid water, sewer, and other utility charges shall be credited to Seller, and accrued water, sewer, and other utility charges shall be credited to Buyer.

(h) Leasing Commissions. On or before the Closing Date, Seller shall pay in full any leasing commissions then due and owing to leasing or other agents retained by Seller for the current remaining term of the Lease.

(i) Intentionally omitted.

(j) Other Items. All other items customarily prorated or required by any other provision of this Agreement to be prorated or adjusted.

5.8.3 Re-prorations. At Closing, the amount of prorations and adjustments as aforesaid shall be determined or estimated to the extent practicable, and monetary adjustment shall be made between Seller and Buyer. As the amounts of the respective items become finally ascertained, further adjustment shall be promptly made between the parties in cash.

5.8.4 Survival. The provisions of this Section 5.8 shall survive the Closing.

5.9 Distribution of Funds and Documents. At the Close of Escrow, Escrow Holder shall do each of the following:

5.9.1 Payment of Encumbrances. Pay the amount of those monetary liens (e.g. unpaid mortgages) that are not permitted as part of the Required Title Condition in accordance with the provisions of this Agreement, utilizing funds to which Seller shall be entitled upon Close of Escrow and funds (if any) deposited in Escrow by Seller.

5.9.2 Recorded Documents. Submit (or be irrevocably committed to submit) to the County or City Recorder of the County or City in which the Property is located the Deed and each other document to be recorded under the terms of this Agreement or by general usage, and, after recordation, cause the County or City Recorder to mail the Deed to Buyer and each other such document to the grantee, beneficiary or person acquiring rights thereunder or for whose benefit said document was recorded.

5.9.3 Non-Recorded Documents. Deliver by overnight courier (or as otherwise requested by the intended recipient): (i) the Title Policy to Buyer; (ii) each other non-recorded document received hereunder to the payee or person acquiring rights thereunder or for whose benefit said document was acquired; and (iii) a copy of each recorded document, conformed to show the recording data thereon, to each party.

5.9.4 Distribution of Funds. Deliver (i) to Seller the Purchase Price, adjusted for prorations, charges and other credits and debits provided for herein and in the Closing Statement; and (ii) to Buyer, or order, any excess funds delivered to Escrow Holder by Buyer. Such funds shall be delivered by wire transfer or cashier’s check in accordance with instructions for Seller and Buyer; if no instructions are given, Escrow Holder shall deliver such funds by Escrow Holder’s check via overnight courier (or as otherwise requested by the intended recipient) to the appropriate party at the address set forth for notice in this Agreement.

5.10 Completion of Documents. Escrow Holder is authorized to insert the date of Closing and otherwise to complete the documents deposited in Escrow, where appropriate and consistent with this Agreement.

5.11 Possession and Tenant Notices. Possession of the Property shall be delivered to Buyer by Seller at the Closing, subject only to the rights of the Tenant under the Lease, rights arising under any Property Contracts not terminated by Seller pursuant to Section 4.4.2 above, and rights arising under the matters included in the Required Title Condition. Seller and Buyer covenant and agree to execute at Closing a written notice of the acquisition of the Property by Buyer, for transmittal to the Tenant. Such notice shall be prepared by Buyer, at Buyer’s cost and expense, and approved by Seller, shall notify the Tenant of the sale and transfer and shall contain appropriate instructions relating to the payment of future rentals, the giving of future notices and other matters reasonably required by Buyer or required by law. Unless a different procedure is required by applicable law, in which event such laws shall be controlling, Buyer agrees to transmit or otherwise deliver such letters to the Tenant promptly after the Closing.

ARTICLE 6 - TERMINATION AND DEFAULT

6.1 Buyer Default. If the sale contemplated hereby is not consummated because of a default by Buyer in its obligation to purchase the Property in accordance with the terms of this Agreement after Seller has performed or tendered performance of all of its material obligations in accordance with this Agreement, then: (a) this Agreement shall terminate; (b) the Deposit shall be paid to and retained by Seller; and (c) Seller and Buyer shall have no further obligations to each other except those which survive the termination of this Agreement. Buyer and Seller acknowledge that the damages to Seller in the event of a breach of this Agreement by Buyer would be difficult or impossible to determine, that the amount of the deposit plus interest represents the parties’ best and most accurate estimate of the damages that would be suffered by Seller if the transaction should fail to close and that such estimate is reasonable under the circumstances existing as of the date of this Agreement and under the circumstances that Seller and Buyer reasonably anticipate would exist at the time of such breach. Buyer and Seller agree that Seller’s right to retain the Deposit shall be Seller’s sole remedy, at law and in equity, for Buyer’s failure to purchase the Property in accordance with the terms of this Agreement. Seller hereby waives any right to an action for specific performance of any provisions of this Agreement.

6.2 Seller Default. If the sale contemplated hereby is not consummated because of a default by Seller in its obligation to sell the Property in accordance with the terms of this Agreement after Buyer has performed or tendered performance of all of its material obligations in accordance with this Agreement, Buyer shall have the right to exercise one of the following remedies:

6.2.1 Waive such failure and proceed to the Closing with no reduction in the Purchase Price, whereupon Seller and Buyer shall have no further obligations to each other.

6.2.2 Pursue an action for specific performance, and if Buyer is finally successful in such action, Buyer shall have the right to recover from Seller the sum of the actual and reasonable attorney’s fees which Buyer incurred in connection therewith, but only up to the sum of $10,000.00, whereupon Seller and Buyer shall have no further obligations to each other.

6.2.3 Terminate this Agreement by notice to Seller and Escrow Holder to that effect and to recover the full amount of the Deposit (and any interest earned thereon), whereupon Seller and Buyer shall have no further obligations to each other.

ARTICLE 7 - CASUALTY DAMAGE OR CONDEMNATION

7.1 Casualty. If the Improvements are materially damaged by casualty prior to the Closing, Buyer shall have the sole option to elect either to:

(a) acquire the Property as is (without reduction in the Purchase Price), plus an assignment without recourse or credit of any insurance proceeds payable by virtue of such loss or damage plus a credit for any deductible or uninsured loss under said policy; or

(b) terminate this Agreement and receive back the Deposit (and any interest earned thereon).

Such right must be exercised within thirty (30) days from the date Seller provides Buyer with notice of the loss of the event giving rise to such right. If Buyer fails to provide notice of an election, then Buyer shall have been deemed to elect (b) above.

7.2 Condemnation. In the event that any material portion of the Property should be condemned prior to the Closing, at Buyer’s sole option, elect either to:

(a) terminate this Agreement and receive back the Deposit; or

(b) close the transaction as contemplated by this Agreement.

In all other cases, or if Buyer elects to proceed under Section 7.2(b), Buyer shall purchase the Property in accordance with the terms hereof (without reduction in the Purchase Price) and Seller shall assign to Buyer at Closing all condemnation proceeds payable as a result of such condemnation. Buyer shall be deemed to have elected to proceed under Section 7.2(a) unless, within thirty (30) days from written notice of the condemnation, Buyer provides Seller with written notice that Buyer elects to close the transaction contemplated by this Agreement pursuant to Section 7.2(b).

ARTICLE 8 - REAL ESTATE COMMISSION

6. Buyer and Seller each represent to the other that no broker’s or real estate commissions or other fees are or shall be due in connection with the transactions contemplated hereunder other than fees due to Investment Realty Advisors, Inc. (“Broker”). Broker shall be paid pursuant to a separate agreement with Seller. Each party agrees to indemnify and hold harmless the other from and against any and all claims, demands or the cost or expense thereof, including reasonable attorney’s fees, arising out of any broker’s commission, fee or other compensation due or alleged to be due in connection with the transactions contemplated by this Agreement based upon an agreement alleged to have been made or other action alleged to have been taken by the indemnifying party.

ARTICLE 9 - MISCELLANEOUS

9.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. All Exhibits and Schedules attached hereto are a part of this Agreement and are incorporated herein by reference.

9.2 Binding On Successors and Assigns. Subject to Section 9.3, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

9.3 Assignment by Buyer. Buyer may assign this Agreement and Buyer’s rights under it only after providing to Seller written notice of Buyer’s intent to so assign (identifying the proposed assignee and its affiliation to Buyer) and only to an entity in which Buyer, or its affiliates, members or members’ principals, possess, directly or indirectly, the power to direct or cause the direction of its management and policies, whether through the ownership of voting securities or otherwise, and any other assignment is void. No such assignment will relieve Buyer of its obligations under this Agreement, and Buyer and the assignee will be jointly and severally liable for the performance of such obligations after any such assignment. This Agreement binds, benefits, and may be enforced by the parties and their respective successors and permitted assigns.

9.4 Waiver. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Buyer of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

9.5 Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of Florida, without regard to the principles of conflicts of law.

9.6 Counterparts. This Agreement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement.

9.7 Notices. All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent by: (i) United States Postal Service, certified mail, return receipt requested, (ii) any nationally known overnight delivery service for next day delivery, (iii) facsimile with written confirmation of receipt from sending facsimile machine, or (iv) delivered in person. All notices shall be deemed to have been given on the date when deposited with the United States Postal Service or with any other nationally known overnight delivery service, on the date when a facsimile is sent or on the date of personal delivery. All notices shall be addressed to the parties at the addresses below:

To Seller:

The Oxford Fund/Orlando, L. P. c/o Oxford Real Estate Advisors

One Oxford Centre, Suite 4500

Pittsburgh, PA 15219

Attention: Laurence R. Castonguay

Telephone: (412) 261-1500

Facsimile: (412) 395-2173

Email: lcastonguay@orea-pgh.com

And with a copy to:	Oxford Development Company One Oxford Centre, Suite 4500 Pittsburgh, PA 15219 Brian M. Albert, General Counsel Telephone: (412) 261-1500 Facsimile: (412) 642-7543 Email: balbert@oxforddevelopment.com

To Buyer:	BC Development Co., LLC 4705 Central Street Kansas City, Missouri 64112 Attention: Dan Carr Telephone: (816) 268-7577 Facsimile: (816) 960-1441 Email: dcarr@lane4group.com

And with a copy to:

Gregory Kaplan, PLC - Attorneys At Law

7 East Second Street (23224-4253)

Post Office Box 2470

Richmond, VA 23218-2470

Attention: Christopher J. Hoctor

Telephone: (804) 916-9035

Facsimile: (804) 916-9135

Email: choctor@gregkaplaw.com

Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 9.7. The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.

9.8 Intentionally omitted.

9.9 IRS Real Estate Sales Reporting. Buyer and Seller agree that Escrow Holder shall act as “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Section 6045(e) of the Code and shall prepare and file all informational returns, including without limitation, IRS Form 1099-S, and shall otherwise comply with the provisions of Section 6045(e) of the Code.

9.10 Time Periods. If the time for performance of any obligation hereunder expires on a day that is not a business day, the time for performance shall be extended to the next business day.

9.11 Modification of Agreement. No modification of this Agreement shall be deemed effective unless in writing and signed by the party against whom enforcement is sought.

9.12 Further Instruments. Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to the Escrow Holder, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions of this Agreement.

9.13 Descriptive Headings; Word Meaning. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as “herein,” “hereinafter,” “hereof’ and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine sender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation”.

9.14 Business Day. As used herein, the term “business day” means any day other than Saturday, Sunday and any day which is a legal holiday in the State of Florida.

9.15 Construction of Agreement. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Buyer and Seller have contributed substantially and materially to the preparation of this Agreement.

9.16 Severability. The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions. However, if any provision in this Agreement is found by a court of law to be in violation of any applicable local, state or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void or unenforceable provision were not contained herein, and that the rights, obligations and interests of the parties under the remainder of this Agreement shall continue in full force and effect.

9.17 Exclusivity. After the Effective Date, and continuing until the earlier of the Closing Date or the date on which this Agreement is terminated by a party as provided herein, Seller and its respective agents, representatives and employees will abate all marketing efforts for the Land and Improvements. Any existing signs may remain. Any ordered advertising will be canceled, if cancelable without penalty; otherwise ordered advertising may proceed, but no additional advertising will occur. Brokers and prospective buyers will not be shown the Land and Improvements and will be given only currently available printed information about the Land and Improvements prepared by Seller’s broker.

9.18 Section 1031 Exchange. Either party may consummate the purchase or sale of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to Section 1031 of the Code, provided that (i) the Closing shall not be delayed or affected by reason of an Exchange nor shall the consummation or accomplishment of any Exchange be a condition precedent or condition subsequent to a party’s obligations under this Agreement; (ii) any party desiring an Exchange shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary and the other party shall not be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating such Exchange; and (iii) the party desiring an Exchange shall pay any additional costs that would not otherwise have been incurred by Buyer or Seller had such party not consummated its purchase or sale through an Exchange. Neither party shall by this agreement or acquiescence to an Exchange desired by the other party (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the other party that such party’s Exchange in fact complies with Section 1031 of the Code. In connection with such cooperation, Seller agrees, upon request of Buyer to “direct deed” for actual interests in the property to designees of Buyer.

7. IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

8.

[Signatures appear on the following page]

SELLER:	The Oxford Fund/Orlando, L. P., a Pennsylvania limited partnership
By: Oxford Fund Management, Inc., its general partner
	By:	/s/ Steven J. Guy
	Name:	Steven J. Guy
	Title:	President

BUYER:	BC Development Co., LLC, a Missouri limited liability company

	By:	/s/ Richard Baier
	Name:	Richard Baier
	Title:	Principal
Federal Tax I.D.: 20-5164785

CONSENT OF ESCROW HOLDER

The undersigned Escrow Holder hereby agrees to (i) accept the foregoing Agreement, (ii) be Escrow Holder under said Agreement and (iii) be bound by said Agreement in the performance of its duties as Escrow Holder; provided, however, the undersigned shall have no obligations, liability or responsibility under (i) this Consent or otherwise unless and until said Agreement, fully signed by the parties, has been delivered to the undersigned or (ii) any amendment to said Agreement unless and until the same shall be accepted by the undersigned in writing.

DATED: _____________________________	CHICAGO TITLE INSURANCE CORPORATION (“Escrow Holder”)

By:
Its:

EXHIBIT “A”

LEGAL DESCRIPTION

[to be attached]

EXHIBIT “A”

1

EXHIBIT “B”

LIST OF PERSONAL PROPERTY

[to be attached]

EXHIBIT “B”

1

EXHIBIT “C”

Intentionally Omitted

EXHIBIT “C”

1

EXHIBIT “D”

LIST OF CURRENT PROPERTY CONTRACTS

[to be attached]

EXHIBIT “D”

1

EXHIBIT “E”

FORM OF DEED

SPECIAL WARRANTY DEED

Notice of confidentiality rights: If you are a natural person, you may remove or strike any or all of the following information from any instrument that transfers an interest in real property before it is filed for record in the public records: your Social Security number or your driver’s license number.

Date: _________ ___, 2010

Grantor:

Grantor’s Mailing Address:

Grantee:         BC Development Co., a Missouri corporation

Grantee’s Mailing Address: _______________________________________

Consideration: Cash and a promissory note of even date in the principal amount of ____________________________________ AND NO/100 DOLLARS ($__________) executed by Grantee, payable to the order of ___________. The note is secured by a vendor’s lien retained in this deed and by a deed of trust of even date from Grantee to ___________________, trustee.

Property (including any improvements):

[insert Property Description]

Reservations from Conveyance: None.

Exceptions to Conveyance and Warranty:

Liens described as part of the Consideration and any other liens described in this deed as being either assumed or subject to which title is taken; validly existing easements, rights-of-way, and prescriptive rights, whether of record or not; all presently recorded and validly existing instruments, other than conveyances of the surface fee estate, that affect the Property; and taxes for 2010, which Grantee assumes and agrees to pay, and subsequent assessments for that and prior years due to change in land usage, ownership, or both, the payment of which Grantee assumes. [NOTE: This remains subject to modification based on review of title.]

EXHIBIT “F”

1

Grantor, for the Consideration and subject to the Reservations from Conveyance and the Exceptions to Conveyance and Warranty, grants, sells, and conveys to Grantee the Property, together with all and singular the rights and appurtenances thereto in any way belonging, to have and to hold it to Grantee and Grantee’s heirs, successors, and assigns forever. Grantor binds Grantor and Grantor’s heirs and successors to warrant and forever defend all and singular the Property to Grantee and Grantee’s heirs, successors, and assigns against every person whomsoever lawfully claiming or to claim the same or any part thereof when the claim is by, through, or under Grantor but not otherwise, except as to the Reservations from Conveyance and the Exceptions to Conveyance and Warranty.

When the context requires, singular nouns and pronouns include the plural.

___________________________, a

By:
Name:
Title:

STATE OF _________________

COUNTY OF _______________

The foregoing instrument was acknowledged before me on the ___ day of ___________, 20__ by the said ______________________________________ of _______________________________, a _____________.

________________________________________

            Notary Public, State of _____________

EXHIBIT “F”

FORM OF BILL OF SALE AND ASSIGNMENT

BILL OF SALE AND ASSIGNMENT

This Bill of Sale and Assignment (“Assignment”), dated __________, _____, is executed and delivered pursuant to that certain Real Estate Purchase Agreement (the “Purchase Agreement”) dated as of _____, 2010, by and between __________________________________, a ________________________________ (“Seller”), and __________________, a ________________ (“Buyer”), concerning the real property described in Exhibit “A” attached hereto (the “Land”). All capitalized terms not otherwise defined herein shall have the same meanings given them in the Purchase Agreement.

1. Assignment. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Seller hereby grants, sells, transfers, conveys and delivers to Buyer all of Seller’s interest in all of the following:

(a) All furniture, equipment, machinery, inventories, supplies, signs and other tangible personal property of every kind and nature, if any, owned by Seller and installed, located or situated on and used in connection with the operation of the Land or Improvements (the “Personal Property”), including, without limitation, the Personal Property listed on Exhibit “B” attached hereto and incorporated herein by reference.

(b) All of Seller’s rights in and to the lease and other occupancy agreements covering any portion of the Land or Improvements (the “Lease”) and which are listed on Exhibit “C” attached hereto and incorporated herein by reference including Seller’s rights to any tenant deposit held by Seller (the “Tenant Deposit”) and any and all rents and other payments owed by such tenant pursuant to the Lease.

(c) All of Seller’s right, title and interest in all intangible assets of any nature relating to the Land, the Improvements or the Personal Property, including, without limitation, all of Seller’s right, title, and interest in all (i) warranties and guaranties, if any, relating to the Improvements or Personal Property in the possession of Seller as set forth on Exhibit “D” attached hereto and incorporated herein, (ii) all use, occupancy, building and operating licenses, permits, approvals and development rights (iii) any trade name or names used or utilized in connection with the Land and Improvements and (iv) all plans and specifications related to the Land and Improvements, in each case to the extent that Seller may legally transfer the same (the “Intangible Property”).

(d) All of Seller’s rights in the service contracts affecting the Land or Improvements which are listed on Exhibit “D” attached hereto and incorporated herein by reference (the “Property Contracts”).

EXHIBIT “F”

1

(e) All rights, which Seller may have, if any, in and to any tenant data, telephone numbers and listings, all master keys, all good will, if any, and any and all other rights, privileges and appurtenances owned by Seller and related to or used in connection with the existing business operation of the Property.

2. Acceptance and Assumption. Buyer hereby accepts the foregoing Assignment. Seller acknowledges that Buyer does not, except as otherwise specifically provided in the Agreement, assume, directly or indirectly, any liability, obligation, duty or responsibility whatsoever for the payment, discharge or other resolution of any liability, obligation, indebtedness, lien, security interest, encumbrance, claim or other problem, condition or matter required to be performed in connection with the Intangible Property prior to the date of this Assignment, but Buyer does so assume all of such liabilities, obligation, indebtedness, lien, security interest, encumbrance, claim or other problem, condition or matter required to be performed in connection with the Intangible Property from and after the date of this Assignment.

3. Indemnifications. Seller shall defend, indemnify and hold harmless Buyer from and against any liability, damages, causes of action, expenses, and reasonable attorneys’ fees incurred by Buyer by reason of the failure of Seller to fulfill, perform, discharge, and observe its obligations with respect to the Lease and the Property Contracts required to be performed before the Closing Date (as defined in the Purchase Agreement). Buyer shall defend, indemnify and hold harmless Seller from and against any liability, damages, causes of action, expenses, and reasonable attorneys’ fees incurred by Seller by reason of the failure of Buyer to fulfill, perform, discharge, and observe the obligations with respect to the Lease or the Property Contracts required to be performed on or after the Closing Date.

4. Miscellaneous.

(a) Seller and Buyer each agrees to execute such other documents and perform such other acts as may be reasonably necessary or desirable to effectuate this Assignment.

(b) This Assignment shall be governed by and construed in accordance with the laws of the State of Florida.

(c) This Assignment shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and assigns.

EXHIBIT “F”

2

IN WITNESS WHEREOF, Seller and Buyer have executed this Assignment as of the date first above written.

SELLER:	_____________________________, a
_____________________________

By:
Name:
Title:

BUYER:	_____________________________, a
_____________________________

By:
Name:
Title:

LIST OF EXHIBITS

EXHIBIT “A”	LEGAL DESCRIPTION
EXHIBIT “B”	PERSONAL PROPERTY INVENTORY
EXHIBIT “C”	LEASE
EXHIBIT “D”	CURRENT PROPERTY CONTRACTS

EXHIBIT “F”

3

EXHIBIT “G”

PROPERTY INFORMATION

1.	Any current outstanding tenant improvements required of the Seller and any outstanding funds owed to the Tenant by the Seller.

2.	Complete access to the lease relating to the Property.

3.	A current report outlining Tenant’s name; current rental rate; any prepaid or delinquent rent; any deposits, whether refundable or nonrefundable; and any rental concessions.

4.	A current financial statement of Property operations (updated quarterly), including, but not limited to, a statement of revenues and expenses, balance sheets, and a statement of cash flow from the inception of the lease relating to the Property and a 2010 Budget. (Should Buyer desire to obtain audited financial statements it may do so, subject to the terms and conditions of the Agreement, at its sole cost and expense.)

5.	Capital Improvements, if any, that are planned for the next two (2) years; include description and estimated costs.

6.	Year-to-date copies of the general ledgers related to the Property (updated quarterly) and copies of Seller’s general ledger since the inception of the lease on the Property detailing individual revenue and expense transactions or invoices. Bank statements and paid invoices which support the general ledger entries will also be provided.

7.	Copies of current Property tax and insurance bills and insurance certificates and evidence of insurance premiums paid.

8.	Copies of utility bills since issuance of the certificate of occupancy for the building.

9.	Copies of any existing management, service, or maintenance contracts pertaining to the operation of the Property and invoices thereof since issuance of the certificate of occupancy for the building.

10.	Copies of any personal property rental agreements pertaining to personal property or business equipment used in the operation of the Property.

11.	Latest environmental, engineering, and structural reports, if any, including but not limited to any Phase I and Phase II environmental reports and any property condition reports.

12.	A set of as-built drawings.

13.	Copy of the latest survey, if one exists.

14.	Copies of certificates of occupancy.

EXHIBIT “G”

1

15.	Copies of any zoning and/or conditional use or similar permits or actions permitting the current use of the Property.

16.	Any other items reasonably requested by Buyer, provided that receipt of these items shall not delay the Closing or the expiration of the Due Diligence Period.

EXHIBIT “G”

2

EXHIBIT “H”

FORM OF EASEMENT ESTOPPEL

[May not be applicable.]

THIS ESTOPPEL CERTIFICATE (this “Certificate”) is made the              day of                 , 2010, by _______________________________________________ (“Grantor”), in favor of ___________________________________ (“Grantee”), and _____________________________, a Delaware limited liability company (“Purchaser”).

RECITALS

A. Grantor and Grantee executed that certain Reciprocal Easement and Restrictive Covenants Agreement dated ____________________ and recorded as Instrument Number _____________ on ________________ in the Official Records of ___________________, ___________ (the “Agreement”).

B. The Agreement establish certain covenants with respect the certain real property located in __________________________ and described on Exhibit “A” attached hereto and incorporated by reference (the “Property”).

C. On the date hereof, Grantee is the ___________ owner of the Property. Grantee has agreed to sell the Property to Purchaser and Purchaser has agreed to buy the Property from Grantee.

D. Grantee and Purchaser desire for Grantor to confirm the status of the Agreement and certify certain facts with respect to the Agreement.

NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor hereby certifies as follows:

1. The Agreement is in full force and effect in accordance with their respective terms and each constitutes the entire agreement with respect to the subject matter thereof.

2. The Agreement has not been further modified, supplemented or amended in any respect and no material term thereunder has been waived by any party.

3. No event has occurred or situation exists which would, with the passage of time, the giving of notice, or both, constitute a default by Grantee under the Agreement.

4. Grantee is in full compliance with all applicable provisions of the Agreement.

5. All maintenance, repair and other obligations under the Agreement required to be performed by Grantee as of the date hereof have been satisfied.

EXHIBIT “H”

6. There are no outstanding sums due from Grantee with respect to the maintenance repair or any other obligation pursuant to the Agreement.

7. Grantor and its affiliates have no rights (vested or contingent) to repurchase the Property pursuant to ______________ of Agreement or otherwise.

8. Grantor hereby confirms that it (i) received notice of Grantee’s proposed sale of the Property to Purchase in accordance with the terms of Agreement, (ii) hereby waives and releases any rights Grantor has under the terms of Agreement with respect to Grantee’s proposed sale of the Property to Purchaser, including without limitation any rights of Grantor relating to its right of first offer set forth in Agreement, and (iii) Grantor has communicated to Grantee that Grantor has no interest in acquiring the Property from Grantor.

9. Grantor agrees that from and after the date hereof it shall cause a copy of any written notice sent to Grantee pursuant to either of the Agreement to be simultaneously delivered to Purchaser at the address listed below in accordance with the provisions of the particular Agreement:

To Purchaser:	BC Development Co., LLC 4705 Central Street Kansas City, Missouri 64112 Attention: Dan Carr Telephone: 816.268.7577 Facsimile: (816) 960-1441 Email: dcarr@lane4group.com

And with a copy to:	Gregory Kaplan, PLC 7 East Second Street Richmond, Virginia 23224 Attn: Christopher J. Hoctor Telephone: (804) 916-9035 Facsimile: (804) 916-9045 E-mail: choctor@gregkaplaw.com

10. No legal action has been instituted by Grantor or its agents against Grantee, Purchaser, the Property or any other party to the Agreement.

11. Grantor acknowledges that Purchaser will rely on this Certificate in purchasing the Property from Grantee, and that without this Certificate the Purchaser would not purchase the Property. This Certificate shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Certificate shall not be modified other than by an instrument in writing signed by the parties hereto or their respective successors and assigns. This Certificate shall estop the Grantor from asserting a defense or claim against Purchaser which is inconsistent with the facts contained in this Certificate.

EXHIBIT “H”

[Remainder of page intentionally left blank; signatures appear on following page]

EXHIBIT “H”

IN WITNESS WHEREOF, Grantor has caused this Certificate to be executed as of the date and year first above written.

GRANTOR:
,
a

By:
Name:
Title:

[Signature Page to Easement Estoppel]

LIST OF EXHIBIT

EXHIBIT “A”	LEGAL DESCRIPTION

EXHIBIT “H”

EXHIBIT “I”

Form of Irrevocable Rent Direction Letter

______________ ___, 2010

[Depository Institution]

[Address 1]

[Address 2]

Re:	Irrevocable Notice for Disbursements

Ladies and Gentlemen:

Reference is made to that certain [Deposit Account Agreement] between [Seller Name] (“Owner”) and [Depository Institution] (the “Bank”) dated as of ____________________ (“Account Agreement”) designated account number ########### (the “Account”).

As you know, Owner has entered into that certain Purchase Agreement and Escrow Instructions with BC Development Co., LLC, a Missouri limited liability company (together with its successors and assigns, the “Buyer”) for the purchase of certain real property owned by Owner (the “Property”). Owner leases the Property to a single tenant, and the sole tenant of the Property deposits its rent payment into the Account monthly. Contemporaneously with Buyer’s acquisition of the Property from Owner, Owner will assign all of its rights in and to the lease for the Property and rents received from the Property pursuant to a Bill of Sale, Assignment and Assumption Agreement by and between Owner and Buyer. However, the tenant under the lease may continue to make payments to the Account instead of to an account designated by Buyer.

In order to ensure that rent payments are directed to Buyer, Owner hereby irrevocably directs Bank to disburse funds received into the Account by Bank after the date hereof to an account designated by Buyer in writing to Bank immediately after receipt of such funds by Bank.

Owner hereby agrees that this Letter Agreement shall be irrevocable, shall not be amended except with the prior written consent of the Buyer and shall supersede any modification, amendment or alteration of the Account Agreement (whether executed prior to this Letter Agreement or after). No changes shall be made to the Account Agreement regarding the amount of or conditions to disbursement or any other material terms.

The parties executing this Letter Agreement recognize and agree that Buyer is the third-party beneficiary of this Letter Agreement. This Letter Agreement may be signed in counterparts, each of which is an original and all of which together constitute one document.

EXHIBIT “I”

,

SELLER:

[Seller]

By:
Name:
Its:

Agreed and acknowledged as of ____________ ______, 2010:

BANK: [Depository Institution]

By:
Name:
Its:

[Signature page to Irrevocable Letter Agreement re Deposits]

EXHIBIT “I”